Exhibit 99.1
                      MEDI-HUT ANNOUNCES NASDAQ DELISTING,
                            DISMISSAL OF AUDITORS AND
                            RESIGNATION OF DIRECTORS


     Wall Township, New Jersey (March 28, 2003): Medi-Hut Co., Inc. (NASDAQ SC:
MHUTE) ("Medi-Hut" or the "Company") announced today that it has been involuntarily delisted from the Nasdaq SmallCap Market. The Company previously announced that it had received a notice of delisting due to its failure to file its annual report on Form 10-K for the fiscal year ended October 31, 2002 on a timely basis. The Company appealed that decision, but because it is now uncertain as to when that report can be filed, Medi-Hut decided to abandon the appeal. Therefore, effective prior to the opening of the stock market on Friday, March 28, 2003, the Company's shares will be delisted from the Nasdaq SmallCap Market.

     Due to a previously announced review of prior SEC filings by the Company, Nasdaq halted trading in Medi-Hut stock on Monday, March 24, 2003. The Company cannot now estimate with a reasonable degree of certainty when it will be able to complete and file its Form 10-K for the year ended October 31, 2002, or when the review of the previously issued reports will be complete. Once those filings are made, Medi-Hut intends to seek a market maker to apply to have Medi-Hut's shares approved for trading in the over-the-counter market (OTCBB).

     Separately, the Company announced the dismissal of Rosenberg Rich Baker Berman and Company as its independent auditors, effective immediately. The Company is in the process of retaining another firm as its independent auditors and will announce the appointment of new auditors once that process is completed.

     Finally, Medi-Hut announced the resignations from its Board of Directors of Joseph A. Sanpietro and Vincent Sanpietro, both of whom had previously been terminated as officers and employees of the Company.

     Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.


Contact:   Adele Ehlin
           Chief, Investor Relations
           (732) 919-2799